UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Silvergate Capital Corp.
(Name of Issuer)

Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)

82837P408
(CUSIP Number)

May 14, 2021
  (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Capital LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,491,005

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,491,005

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,491,005

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Based on 26,312,603 shares of Class A common stock, par value $0.01 per share (“Common Stock”) outstanding, based on the Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission (“SEC”) on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s at-the-market offering program (the “ATM Offering”)) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
Emanuel J. Friedman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,491,005

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,491,005

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,491,005

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.7% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,101,676

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,101,676

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,101,676

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
1,101,676

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
1,101,676

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,101,676

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities Master Fund II, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
325,299

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
325,299

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
325,299

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Debt Opportunities II GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
325,299

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
325,299

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
325,299

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Financial Services Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
37,579

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
37,579

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Financial Services GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
37,579

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
37,579

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,579

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based  on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Income Fund, LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)
Based  on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

CUSIP No. 82837P408	13G

1	NAMES OF REPORTING PERSONS
EJF Income GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
4,000

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
4,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)
Based  on 26,312,603 shares of Common Stock outstanding, based on the Form 10-Q filed by the Issuer with the SEC on May 11, 2021 (indicating that 24,819,968 shares of Common Stock were outstanding as of March 31, 2021, including a total of 1,297,365 shares of Common Stock sold by that date in the Issuer’s ATM Offering) and the Form 8-K filed by the Issuer on May 18, 2021 (indicating that the Issuer had sold a total of 2.79M shares of Common Stock in the ATM Offering, reflecting additional sales in the ATM Offering since March 31, 2021 of 1,492,635 shares of Common Stock).

Item 1. (a)	Name of Issuer

Silvergate Capital Corp.

Item 1. (b)	Address of Issuer’s Principal Executive Offices

4250 Executive Square, Suite 300
La Jolla, California  92037

Item 2. (a)	Name of Person Filing

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	EJF Capital LLC;
(ii)	Emanuel J. Friedman;
(iii)	EJF Debt Opportunities Master Fund, L.P. (the “Debt Fund”);
(iv)	EJF Debt Opportunities GP, LLC
(v)	EJF Debt Opportunities Master Fund II, LP (the “Debt Fund II”)
(vi)	EJF Debt Opportunities II GP, LLC;
(vii)	EJF Financial Services Fund, LP (the “Financial Services Fund”);
(viii)	EJF Financial Services GP, LLC;
(ix)	EJF Income Fund, LP (the “Income Fund”); and
(x)	EJF Income GP, LLC.

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

Item 2. (b)	Address of Principal Business Office or, if None, Residence

The address of the principal business office of each Reporting Person is:

2107 Wilson Boulevard
Suite 410
Arlington, VA 22201

Item 2. (c)	Citizenship

See Item 4 of the attached cover pages.

Item 2. (d)	Title of Class of Securities

Class A common stock, par value $0.01 per share per share (“Common Stock”)

Item 2. (e)	CUSIP Number

82837P408

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.

Each of the Debt Fund, the Debt Fund II, the Financial Services Fund, and the Income Fund is the record owner of the number of shares of Common Stock shown on Item 9 of its respective cover page.

EJF Debt Opportunities GP, LLC is the general partner of the Debt Fund and an investment manager of certain affiliates thereof and may be deemed to share beneficial ownership of the Common Stock of which the Debt Fund is the record owner.

EJF Debt Opportunities II GP, LLC is the general partner of the Debt Fund II and an investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the Common Stock of which the Debt Fund II is the record owner.

EJF Financial Services GP, LLC is the general partner of the Financial Services Fund and an investment manager of certain affiliates thereof and may be deemed to share beneficial ownership of the shares of Common Stock of which the Financial Services Fund is the record owner.

EJF Income GP, LLC is the general partner of the Income Fund and the investment manager of an affiliate thereof and may be deemed to share beneficial ownership of the Common Stock of which the Income Fund is the record owner.

EJF Capital LLC is the sole member of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC, EJF Financial Services GP, LLC, and EJF Income GP, LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities may share beneficial ownership.  EJF Capital LLC also separately manages accounts holding shares of Common Stock and may be deemed to share beneficial ownership of the 22,451 shares of Common Stock of which the managed accounts, in the aggregate, are the record owners.

Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the shares of Common Stock of which EJF Capital LLC may share beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

Not Applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 24, 2021

EJF CAPITAL LLC

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EMANUEL J. FRIEDMAN

By:	/s/ Emanuel J. Friedman
Name: Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.

By:	EJF DEBT OPPORTUNITIES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LLC

By:	EJF DEBT OPPORTUNITIES II GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC

By:	EJF CAPITAL LLC
Its:	General Partner

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES FUND, LLC

By:	EJF FINANCIAL SERVICES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF INCOME FUND, LP

By:	EJF INCOME GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF INCOME GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EXHIBIT A

The undersigned, EJF Capital LLC, a Delaware limited liability company, Emanuel J. Friedman, EJF Debt Opportunities Master Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities GP, LLC, a Delaware limited liability company, EJF Debt Opportunities Master Fund II, LP, an exempted limited partnership organized under the laws of the Cayman Islands, EJF Debt Opportunities II GP, LLC, a Delaware limited liability company, EJF Financial Services Fund, LP, a Delaware limited partnership, EJF Financial Services GP, LLC, a Delaware limited liability company, EJF Income Fund, LP, a Delaware limited partnership, and EJF Income GP, LLC, a Delaware limited liability company, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  May 24, 2021

EJF CAPITAL LLC

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EMANUEL J. FRIEDMAN

By:	/s/ Emanuel J. Friedman
Name: Emanuel J. Friedman

EJF DEBT OPPORTUNITIES MASTER FUND, L.P.

By:	EJF DEBT OPPORTUNITIES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES MASTER FUND II, LLC

By:	EJF DEBT OPPORTUNITIES II GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF DEBT OPPORTUNITIES II GP, LLC

By:	EJF CAPITAL LLC
Its:	General Partner

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES FUND, LLC

By:	EJF FINANCIAL SERVICES GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF FINANCIAL SERVICES GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF INCOME FUND, LP

By:	EJF INCOME GP, LLC
Its:	General Partner

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel

EJF INCOME GP, LLC

By:	EJF CAPITAL LLC
Its:	Sole Member

By:	/s/ David Bell
Name: David Bell
Title: General Counsel